Exhibit 99.1

Key Energy Services, Inc.
News Release

For Immediate Release:	Contact: Gary Russell
Tuesday, July 6, 2010	713-651-4434

KEY ENERGY SERVICES ANNOUNCES SALE OF ITS PRESSURE PUMPING
AND WIRELINE BUSINESSES TO PATTERSON-UTI ENERGY

HOUSTON, TX, July 6, 2010 – Key Energy Services, Inc. (NYSE: KEG) and Patterson-UTI Energy (NASDAQ: PTEN) reached an agreement whereby Key will sell its pressure pumping and wireline businesses to Patterson-UTI for total consideration of approximately $256.7 million, comprised of a cash payment at closing of $237.7 million and Key’s retention of working capital associated with the businesses. At the closing of the transaction, Key will sell its pressure pumping assets (including approximately 184,400 fracturing hydraulic horsepower (HHP) and 30,000 HHP used in primary cementing, acidizing, and nitrogen stimulation), 26 electric wireline units, and certain facilities used by these businesses. Key will retain the other businesses in its Production Services reporting segment, including its coiled tubing operations. Key anticipates recording a pre-tax gain upon the closing of this transaction of approximately $160 million.

Closing of the transaction is expected in the third quarter of 2010 and is subject to customary closing conditions, including the termination of the waiting period under the Hart-Scott-Rodino Act.

Key reports the results of its pressure pumping and electric wireline businesses in its Production Services segment. These two businesses contributed $50.9 million and $123.0 million of revenues and $2.5 million operating income and $72.9 million operating loss for the three months ended March 31, 2010 and the twelve months ended December 31, 2009, respectively. The operating loss for the twelve months ended December 31, 2009 includes $64.1 million of an impairment charge recorded in the third quarter of 2009. Excluding this impairment charge, the operating loss contributed by these businesses in 2009 was $8.8 million.

Key’s Chairman, President, and Chief Executive Officer, Dick Alario, stated: “In evaluating the growth and consolidation opportunities in our core well intervention services business and international expansion efforts, we determined that the capital in our pressure pumping and electric wireline businesses could be more effectively deployed in many of the other areas of potential opportunity before us today.  We are not selling our coiled tubing business, as it is a primary focus area of our well intervention growth strategy. We intend to continue to evaluate growth opportunities, both organic and via acquisition, in our core businesses to enhance shareholder value. We believe that this transaction helps us to accelerate that strategy. Additionally, we believe that Patterson-UTI will be a good strategic fit for the employees and customers of the businesses being sold.”

1301 McKinney Street, Suite 1800, Houston, TX 77010

Key Energy Services, Inc.
News Release

Tudor, Pickering, Holt & Co. Securities, Inc. acted as advisor to Key Energy Services, Inc. in this transaction.

About Key Energy Services

Key Energy Services is the largest provider of onshore well service rigs in the world, based on current industry data. Key provides a complete range of well services, including rig-based well maintenance, workover, well completion and recompletion services, fluid management services, pressure pumping services, fishing and rental services, wireline services and ancillary oilfield services. Key has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Mexico and Russia. Additionally, Key has a technology development group based in Canada and ownership interests in two oilfield services companies in Canada.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

A number of factors could cause actual results to differ materially from the expectations, estimates and projections expressed in this press release, including, but not limited to: the failure by Key or Patterson-UTI Energy to close the proposed transaction, including the risk that one or more conditions to closing may not be satisfied; the potential objection to the transaction by the Federal Trade Commission under the Hart-Scott-Rodino Act and/or that regulatory approval of the transaction may be subject to conditions that are not anticipated; if the transaction closes, risks that Key may be unable to achieve the benefits contemplated thereunder; risks that the expected tax impact to Key and final amount of any gain or loss recognized as a result of the transaction may adversely change; risks affecting the ability of Key to successfully implement or accelerate its growth strategy in its well intervention services business and/or its ability to effectively deploy capital expenditures in connection therewith, including the risk that such capital expenditures may not generate adequate returns; and risks associated with other potential negative effects from the pendency of the transaction.

Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

1301 McKinney Street, Suite 1800, Houston, TX 77010